Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-224408; No. 333-233524; and No. 333-236029) and Form S-8 (No. 333-227704 and No. 333-260244) of Coda Octopus Group, Inc. of our report dated January 29, 2026, relating to the consolidated financial statements of Coda Octopus Group, Inc., which appear in this Form 10-K.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

January 29, 2026